As filed with the Securities and Exchange Commission on February 5, 2019.
Registration No. 333-229155

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Anchiano Therapeutics Ltd.
(Exact Name of Registrant as Specified in its Charter)
Not Applicable
(Translation of Registrant’s Name to English)
State of Israel	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Anchiano Therapeutics Ltd.
1/3 High-Tech Village, Givat Ram, P.O. Box 39264
Jerusalem, 9139102 Israel
+972 (2) 548-6555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anchiano Therapeutics, Inc.
One Kendall Square, Building 600, Suite 6-106
Cambridge, MA 02139
+1 (857) 259-4622
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anna T. Pinedo Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 Tel: (212) 506-2500	Aaron M. Lampert Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999	Ivan K. Blumenthal Cliff M. Silverman Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 Third Avenue New York, NY 10017 Tel: (212) 935-3000	Oded Har-Even Shy S. Baranov Zysman, Aharoni, Gayer & Co. 41-45 Rothschild Boulevard Tel Aviv 6578401, Israel Tel: +972 (3) 795-5555
Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee(4)
Ordinary shares, no par value, as represented by American Depositary Shares	$40,213,200	$4,873.84

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares granted pursuant to the underwriters’ over-allotment option.

(3)
American Depositary Shares, or ADSs, issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents five (5) ordinary shares.

(4)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 to the Registration Statement on Form F-1 is being filed for the sole purpose of filing additional exhibits to the Registration Statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. No changes are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 6, 7 or 9 of Part II of the Registration Statement.

PART II

Information Not Required in Prospectus
Item 6.   Indemnification of Office Holders (including Directors).
Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.
Under the Companies Law, the Securities Law, 5728-1968 (the “Securities Law”) and the Restrictive Trade Practices Law, 5748-1988 (the “Antitrust Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•
expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•
financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

•
expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

•
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.
•
Under the Companies Law, the Securities Law and the Antitrust Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•
a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•
a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•
a monetary liability imposed on the office holder in favor of a third party;

•
a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•
expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•
monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:
•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•
a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•
an act or omission committed with intent to derive illegal personal benefit; or

•
a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.
Our articles of association permit us to insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.
We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to officer holders (including indemnification undertakings to office holders of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).
The term “Maximum Indemnification Amount” shall have the following meaning, which shall be determined on the date that any payment is made by virtue of an indemnification undertaking: (a) NIS 2.0 million ($0.5 million), if the Company’s shareholders’ equity is less than NIS 32.0 million ($8.75 million) (including if the Company’s shareholders’ equity is negative) and the Company’s working capital is negative; (b) NIS 8.0 million ($2.3 million), if the Company’s shareholders’ equity is less than NIS 32.0 million ($8.75 million) (including if the Company’s shareholders’ equity is negative) and the Company’s working capital is positive; or (c) 25% of the Company’s shareholders’ equity but in any event no more than NIS 40.0 million ($11.0 million), if the Company’s shareholders’ equity is NIS 32.0 million ($8.75 million) or more. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.
There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.
Item 7.   Recent Sales of Unregistered Securities.
During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.
The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act (all share numbers reflect the 1-for-10 reverse stock split effected in June 2018):
•
In June 2016, we issued 202,805 ordinary shares to the public in Israel pursuant to a rights offering to shareholders registered under the Israel Securities Law, 5728-1968, raising gross proceeds of approximately $5.3 million. Offering expenses were approximately $39 thousand.

•
Pursuant to a share purchase agreement, in October 2016 we issued 2,307,692 ordinary shares in a private placement to two investors, Palisade Medical Equity I, L.P. and Patata Beroa LLC, in return for an aggregate investment of  $6.0 million. Offering expenses were approximately $0.8 million.

•
In April 2017, we issued 2,213,430 ordinary shares to the public pursuant to a prospectus registered under the Israel Securities Law, 5728-1968, raising gross proceeds of approximately $5.7 million. Offering expenses were approximately $0.8 million.

•
Pursuant to a Securities Purchase Agreement between us and the investors identified therein (Shavit Capital Fund III (US), L.P., Shavit Capital Fund 3 (Israel), L.P., Shavit Capital Fund IV (US), L.P., Shavit Capital Fund 4 (Israel), L.P., Clal Biotechnology Industries Ltd., Meitav Dash Ltd., Sherfam Inc., Capital Point Ltd., ARC Group Holdings LLC, Tachlit Indices Ltd., James Tanenbaum, Anna Pinedo, Frank Haluska, Do-Tsach Ltd., Marc Joseph Irrevocable Trust, Collace Services Ltd., Neil Cohen, Harry Grynberg, Josh Weintraub, Gabriel Menaged, Gil Sudai, Adam Frieman, Gary Leibler, Erez Yuval, Roni Rosenheimer and David Frohmann), in June 2018 we issued 5,960,787 ordinary shares, and warrants to purchase an additional 4,768,629 shares. The gross proceeds from the sale of the shares amounted to $22.9 million. The warrants can be exercised for ordinary shares at an NIS-denominated price of NIS 16.20 per share (approximately $4.32 per share as of January 1, 2019); if all of the warrants are exercised, this would result in aggregate gross proceeds to us of approximately $20.6 million. Offering expenses were approximately $1.0 million.

•
From January 1, 2016 through January 1, 2019, we granted share options to employees, directors and consultants under our stock option plans to purchase an aggregate of 2,531,633 shares, with exercise prices ranging from approximately $2.40 to $4.00 per share, of which, as of the date of this registration statement, options to purchase 140,000 shares have been forfeited or expired and cancelled without being exercised.

Other than as described above, no underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

Item 8.   Exhibits and Financial Statement Schedules.
Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1#**	Articles of Association of the Registrant (previously filed as Exhibit 3.1 of amendment no. 1 to our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 31, 2019 and incorporated by reference herein)
3.2#*	Amended and Restated Articles of Association of the Registrant
4.1	Form of Deposit Agreement between the registrant, the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder
4.2	Specimen American Depositary Receipt (included in Exhibit 4.1)
4.3**	Specimen Certificate for ordinary shares (previously filed as Exhibit 4.3 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)
5.1	Form of Opinion of Goldfarb Seligman & Co., Israeli counsel to the Registrant (including consent)
5.2	Form of Opinion of Mayer Brown LLP, U.S. counsel to the Registrant (including consent)
10.1*	Form of Indemnification Agreement
10.2**	Amended and Restated Exclusive License Agreement between Yissum Research Development Company of the Hebrew University of Jerusalem and the Company, dated November 14, 2005, as amended by Amendment No. 1 dated November 22, 2005, Amendment No. 2 dated September 11, 2007, Amendment No. 3 dated January 24, 2011 and Amendment No. 4 dated November 6, 2013 (previously filed as Exhibit 10.2 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)
10.3†	Clinical Supply Agreement among BioCancell Therapeutics Israel Ltd., Boehringer Ingelheim Biopharmaceuticals GmbH and Boehringer Ingelheim RCV GmbH & Co KG, dated April 3, 2013
10.4#**	Rental Agreement between the Administration for Development and Management of Industrial Zones in Jerusalem Ltd. and BioCancell Therapeutics Israel Ltd. dated November 7, 2013 (previously filed as Exhibit 10.4 of amendment no. 1 to our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 31, 2019 and incorporated by reference herein)
10.5**	Master Services Agreement between BioCancell Therapeutics Israel Ltd. and INC Research, LLC dated October 25, 2017 (previously filed as Exhibit 10.5 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)
10.6#**	2011 Incentive Plan for Employees, Officers and Consultants (previously filed as Exhibit 10.6 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)
10.7#**	Compensation Policy for Officers, dated February 2017 (previously filed as Exhibit 10.7 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)
10.8**	2017 Equity-Based Incentive Plan (previously filed as Exhibit 10.8 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)
10.9**	Information Rights Agreement between Anchiano Therapeutics Ltd. and Clal Biotechnology Industries Ltd., dated December 19, 2018 (previously filed as Exhibit 10.10 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)

Exhibit No.	Description
21.1**	List of subsidiaries of the Registrant (previously filed as Exhibit 21.1 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)
23.1**	Consent of Somekh Chaikin, Member Firm of KPMG International, independent registered public accounting firm for the Registrant (previously filed as Exhibit 23.1 of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)
23.2	Consent of Goldfarb Seligman & Co., Israeli counsel to the Registrant (included in Exhibit 5.1)
23.3	Consent of Mayer Brown LLP, U.S. counsel to the Registrant (included in Exhibit 5.2)
24.1**	Power of Attorney (previously included in the signature page of our registration statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)

*
To be filed by amendment.

**
Previously filed.

#
English translation of original Hebrew document.

†
Confidential treatment requested as to certain portions, which portions have been separately filed with the SEC.

Item 9.   Undertakings.
a.
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

d.
The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts on February 5, 2019.
ANCHIANO THERAPEUTICS LTD.
By:
/s/ Dr. Frank G. Haluska

Name: Dr. Frank G. Haluska
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ Dr. Frank G. Haluska Dr. Frank G. Haluska	Chief Executive Officer and Director (Principal Executive Officer)	February 5, 2019
* Jonathan Burgin	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	February 5, 2019
* Dr. Stephen Hoffman	Chairman of the Board of Directors	February 5, 2019
* Ruth Alon	Director	February 5, 2019
* Robert Connelly	Director	February 5, 2019
* Reginald Hardy	Director	February 5, 2019
* Dr. Lawrence Howard	Director	February 5, 2019
* Isaac Kohlberg	Director	February 5, 2019
* Efrat Makov	Director	February 5, 2019
* Dennison Veru	Director	February 5, 2019
*By: /s/ Dr. Frank G. Haluska Dr. Frank G. Haluska Attorney-in-Fact

Signature of authorized representative in the United States
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the city of Cambridge, the State of Massachusetts, on February 5, 2019.
By:
ANCHIANO THERAPEUTICS, INC.

By:
/s/ Dr. Frank G. Haluska

Name: Dr. Frank G. Haluska
Title:   Chief Executive Officer